EXHIBIT 99.4

JOINT FILING AGREEMENT

The undersigned agree and consent to the joint filing on their behalf of this Schedule 13D in connection with their beneficial ownership of the ordinary shares of Oxbridge re Holdings Limited at February 14, 2019.

/s/Allan Martin
ALLAN MARTIN

/s/Marie Martin
MARIE MARTIN

FLEUR DE LIS PARTNERS, LLLP

By:	/s/Allan Martin
Allan Martin, General Partner